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                                                                     EXHIBIT 11




              CAPITAL INVESTMENT OF HAWAII, INC. AND SUBSIDIARIES

                    Computation of Net Loss Per Common Share

                  Three months ended October 31, 1995 and 1994


                                  (Unaudited)

                                                                          1995                  1994
                                                                          ----                  ----
WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING:

    Common shares issued                                                  1,723,765            1,723,765
         Less common shares in treasury                                     691,082              691,082
                                                                     --------------       --------------

Weighted average shares outstanding during the period                     1,032,683            1,032,683
                                                                     ==============       ==============

         Net loss                                                    $    (320,842)            (475,805)
                                                                     ==============       ==============

         Net loss per common share                                   $        (.31)                (.46)
                                                                     ==============       ==============